UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
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i3 Verticals, Inc.

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i3 Verticals, Inc.
40 Burton Hills Blvd., Suite 415
Nashville, Tennessee 37215

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 1, 2019

On January 25, 2019, i3 Verticals, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) for its 2019 Annual Meeting of Stockholders (the “Annual Meeting”) with the Securities and Exchange Commission (the “SEC”). The Annual Meeting will be held at the headquarters of the Company at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215, on Friday, March 1, 2019, at 10:00 a.m., Central Time. The Company is filing this supplement in order to (i) update the Board of Directors’ independence determination with respect to non-employee director Burton Harvey appearing on page 7 of the Proxy Statement and (ii) revise a computational error on page 25 of the Proxy Statement regarding the amount of interest paid in the last fiscal year to certain related parties. The updated disclosure is provided below and replaces the original disclosure in the Proxy Statement. All other items of the Proxy Statement are incorporated herein by reference without changes.

The second question and answer on page 7 of the Proxy Statement, under the section entitled “Corporate Governance,” is hereby replaced with the following:

How is the independence of the Board of Directors determined?

Pursuant to the Company’s Corporate Governance Guidelines (“Governance Guidelines”) and Nasdaq marketplace rules, there must be at least a majority of independent directors on the Board, each of whom must meet the independence requirements of the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules of Nasdaq. To determine whether our directors and director nominees are independent, the Board evaluates any relationships of our directors and director nominees with the Company and the members of the Company’s management, against these independence requirements, provisions and rules. In making its independence determinations, the Board broadly considers all relevant facts and circumstances, including the responses of directors and director nominees to a questionnaire that solicited information about their relationships. The Board also considers any relationships between the Company and other organizations for which our directors serve as directors or with respect to which our directors are otherwise affiliated, and considers whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities.

The Board determined that six of our non-employee directors satisfied all of the independence standards set forth in the Governance Guidelines (including the specific standards applicable to members of our Compensation Committee and our Audit Committee, except with respect to Mr. Wilds as noted below) and did not otherwise have a material relationship with the Company (either directly or as an officer, employee, shareholder or partner of an organization that has a relationship with the Company). After such evaluations, our Board of Directors has affirmatively determined that all of the following non-employee directors are independent under the Governance Guidelines and the applicable rules of Nasdaq and the SEC:

Elizabeth Seigenthaler Courtney
John Harrison
Burton Harvey
Timothy McKenna
David Morgan
David Wilds

In addition, the first paragraph on page 25 of the Proxy Statement, under the section entitled “Certain Relationships and Related Party Transactions—i3 Verticals, LLC Related Party Debt,” is hereby replaced with the following:

Mezzanine Notes

In August 2013, i3 Verticals, LLC issued an aggregate of $10.5 million of promissory notes (“Mezzanine Notes”) to an affiliate of Harbert Management Corporation ($5.25 million), in which John Harrison, our director, serves as a senior managing director, and certain affiliates of Capital Alignment Partners ($5.25 million), in which Burton Harvey, our director, is a managing partner. The Mezzanine Notes bore interest at a rate of 12.0%, payable monthly, and the outstanding principal of $10.5 million was payable at maturity on November 29, 2020. In connection with this transaction, the purchasers of the Mezzanine Notes received warrants to purchase 1,423,688 common units of i3 Verticals, LLC at $0.01 per unit. The Mezzanine Notes were secured by substantially all assets of i3 Verticals, LLC in accordance with the terms of a security agreement but were subordinate to our senior secured credit facility. The amount of interest paid to each of Harbert Management Corporation and Capital Alignment Partners from October 1, 2017 to September 30, 2018 with respect to the Mezzanine Notes was $0.5 million and $0.5 million, respectively. i3 Verticals, LLC used a portion of the proceeds from the IPO to repay the Mezzanine Notes in full.

Except as described above, this supplement to the Proxy Statement does not modify, amend, supplement or otherwise affect the Proxy Statement.

This supplement should be read in conjunction with the Company’s Proxy Statement filed with the SEC on January 25, 2019. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement controls.

Additional Information and Where to Find It
This supplemental disclosure may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders for the Annual Meeting to be held on March 1, 2019. The Company has filed with the SEC and made available to the holders of the Company’s Class A common stock and Class B common stock as of January 18, 2019, the Proxy Statement containing important information relating to the Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT, AS AMENDED AND SUPPLEMENTED BY THIS SUPPLEMENT, CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION RELATING TO THE PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING. Stockholders can obtain copies of the Proxy Statement, any amendments or supplement thereto, and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov.